Exhibit 10(l)(1)
----------------
                        AMENDMENT TO SEVERANCE AGREEMENT
                                     BETWEEN
                           FPIC INSURANCE GROUP, INC.
                                       AND
                                  JOHN R. BYERS


         THIS AMENDMENT is made, entered into and effective as of the 14th day of December, 2001, by and between FPIC Insurance Group, Inc., a Florida Company (the "Company"), and John R. Byers, an individual (the "Executive").

         1. Section 3(e) of the Severance Agreement between the Company and the Executive dated as of January 1, 1999 (the "Severance Agreement") is amended and restated to read in its entirety as follows:

                  "3.      Severance Benefit.

                           e.   In the event that the payments to Executive
under this Agreement are subject to the excise tax imposed by Section 4999 of the Code and/or any successor provision or any comparable provision of state or local income tax law, the Company will make Gross Up Payments (as defined at Exhibit A hereto) to Executive on the terms described in Exhibit A."

         2. Exhibit A to this Amendment shall be added to the Severance Agreement as Exhibit A thereto.

         3. Sections 10(a) and (b) of the Severance Agreement are amended as follows:

                "10.     Notices.

                a.       to the Company:

                FPIC Insurance Group, Inc.
                Attention:  Corporate Counsel
                225 Water Street, Suite 1400
                Jacksonville, Florida 32202

                b.       to the Executive:

                John R. Byers
                8113 Sabal Oak Lane
                Jacksonville, Florida 32256"

         4. A new Paragraph 16. Like-Kind Benefits shall be added to the Severance Agreement, which shall read as follows:

         "16.  Like-Kind Benefits.

         Notwithstanding any other terms of the Severance Agreement, if during the Coverage Period, as defined by the Severance Agreement, Executive becomes entitled to receive benefits and Company is unable to provide such benefits to Executive at substantially the same cost it would incur were Executive still employed by the Company (the "Benefit Cost"), Company shall have the right to pay Executive the Benefit Cost of such benefits in lieu of providing such benefits to Executive."

         Except as amended by this Amendment, the Severance Agreement shall remain in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                       FPIC INSURANCE GROUP, INC.


                                       By:______________________________________
                                             Kim D. Thorpe
                                             Executive Vice President and
                                             Chief Financial Officer


                                       _________________________________________
                                             JOHN R. BYERS

                                    EXHIBIT A
                                    ---------

                                GROSS UP PAYMENTS

         (a) In the event it is determined (pursuant to clause (b) below) or finally determined (as defined in clause (c)(iii) below) that any payment, distribution, transfer, benefit or other event with respect to Company or its predecessors, successors, direct or indirect subsidiaries or affiliates (or any predecessor, successor or affiliate of any of them, and including any benefit plan of any of them), to or for the benefit of Executive or Executive's dependents, heirs or beneficiaries pursuant to the terms of the Severance Agreement (but determined without regard to any additional payments required under this Exhibit A) (each a "Payment" and collectively the "Payments") is or was subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and/or any successor provision or any comparable provision of state or local income tax law (collectively, "Section 4999"), or any interest, penalty or addition to tax is or was incurred by Executive with respect to such excise tax (such excise tax, together with any such interest, penalty or addition to tax, hereinafter collectively referred to as the "Excise Tax"), then, within ten (10) days after such determination or final determination, as the case may be, Company shall pay to Executive an additional cash payment (hereinafter referred to as the "Gross Up Payment") in an amount such that after payment by Executive of all taxes, interest, penalties and additions to tax imposed with respect to the Gross Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross Up Payment), Executive retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon such Payment or Payments and the Gross Up Payment. This provision is intended to put Executive in the same position as Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

         (b) Except as provided in clause (c) below, the determination that a Payment is subject to an Excise Tax shall be made in writing by a certified public accounting firm selected by Executive ("Executive's Accountant"). Such determination shall include the amount of the Gross Up Payment and detailed computations thereof, including any assumptions used in such computations (the written determination of Executive's Accountant, hereinafter, "Executive's Determination"). Executive's Determination shall be reviewed on behalf of Company by a certified public accounting firm selected by Company ("Company's Accountant"). Company shall notify Executive within ten (10) business days after receipt of Executive's Determination of any disagreement or dispute therewith, and failure to so notify within that period shall be considered an agreement by Company with Executive's Determination, and any agreement by Company with Executive's Determination shall obligate Company to make payment as provided in clause (a) above within ten (10) days from the expiration of such ten (10) business-day period. In the event of an objection by Company to Executive's Determination, any amount not in dispute shall be paid within ten (10) days following the ten (10) business-day period referred to herein, and with respect to the amount in dispute Executive's Accountant and Company's Accountant shall jointly select a third nationally recognized certified public accounting firm to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon Executive and Company. In such a case, the third accounting firm's findings shall be deemed the binding determination with respect to the amount in dispute, obligating Company to make any payment as a result thereof within ten (10) days following the receipt of such third accounting firm's determination. All fees and expenses of each of the accounting firms referred to in this Exhibit A shall be borne solely by Company.

         (c) The rights of Executive under this Exhibit A shall be contingent on the agreement by Executive to the provisions set forth in this clause (c):

         (i) Executive shall notify Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the "Taxing Authority") that, if successful, would require the payment by Company of a Gross Up Payment. Such notification shall be given as soon as reasonably practicable and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the fifteen (15)-day period following the date on which Executive gives such notice to Company (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If Company notifies Executive in writing prior to the expiration of such fifteen (15)-day period that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Executive its ability to make the payments to Executive that may ultimately be required under this section before assuming responsibility for the claim), Executive shall:

                  (A) give Company any information reasonably requested by Company relating to such claim;

                  (B) take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Company who is reasonably acceptable to Executive;

                  (C) cooperate with Company in good faith in order effectively to contest such claim; and

                  (D) permit Company to participate in any proceedings relating to such claim; provided, however, that Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold harmless Executive, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this Exhibit A, and to the extent its actions do not unreasonably interfere with or prejudice Executive's disputes with the Taxing Authority as to other issues, Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine;

         provided, however, that if Company directs Executive to pay such claim and sue for a refund, Company shall advance an amount equal to such payment to Executive, on an interest-free basis, and shall indemnify and hold harmless Executive, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance; and, provided, further, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to Executive and the Company's control of the contest shall be limited to issues with respect to which a Gross Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue.

         (ii) If, after receipt by Executive of an amount advanced by Company pursuant to clause (c)(i), Executive receives any refund with respect to such claim, Executive shall (subject to Company's complying with the requirements of this Exhibit A) promptly pay to Company an amount equal to such refund (together with any interest paid or credited thereon after taxes applicable thereto), net of any taxes (including without limitation any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by Executive in connection with such advance, after giving effect to such repayment. If, after the receipt by Executive of an amount advanced by Company pursuant to clause (c)(i), it is finally determined that Executive is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross Up Payment and shall offset, to the extent thereof, the amount of any Gross Up Payment otherwise required to be paid.

         (iii) For purposes of this Exhibit A, whether the Excise Tax is applicable to a Payment shall be deemed to be "finally determined" upon the earliest of: (A) the expiration of the 15-day period referred to in clause
(c)(i) above if Company has not notified Executive that it intends to contest the underlying claim, (B) the expiration of any period following which no right of appeal exists, (C) the date upon which a closing agreement or similar agreement with respect to the claim is executed by the Executive and the Taxing Authority (which agreement may be executed only in compliance with this Exhibit
A), (D) the receipt by Executive of notice from Company that it no longer seeks to pursue a contest (which notice shall be deemed received if Company does not, within 15 days following receipt of a written inquiry from Executive, affirmatively indicate in writing to Executive that Company intends to continue to pursue such contest).

         (d) As a result of uncertainty in the application of Section 4999 that may exist at the time of any determination that a Gross Up Payment is due, it may be possible that in making the calculations required to be made here-under, the parties or their accountants shall determine that a Gross Up Payment need not be made (or shall make no determination with respect to a Gross Up Payment) that properly should be made ("Underpayment"), or that a Gross Up Payment not properly needed to be made should be made ("Overpayment"). The determination of any Underpayment shall be made using the procedures set forth in clause (b) above and shall be paid to Executive as an additional Gross Up Payment. Company shall be entitled to use procedures similar to those available to Executive in clause (b) to determine the amount of any Overpayment

(provided that Company shall bear all costs of the accountants as provided in clause (b)). In the event of a determination that an Overpayment was made, any such Overpayment shall be treated for all purposes as a loan to Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code; provided, however, that the amount to be repaid by Executive to Company shall be subject to reduction to the extent necessary to put Executive in the same after-tax position as if such Overpayment were never made.